Exhibit 99.1
Press Release
DENVER, CO - February 6, 2018	Contact: Chris Van Ens
Phone: 720.348.7762

UDR ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2017 RESULTS

UDR (the “Company”) Fourth Quarter 2017 Highlights:

•	Net income per share was $0.25, Funds from Operations (“FFO”) per share was $0.46, FFO as Adjusted per share was $0.48, and Adjusted Funds from Operations (“AFFO”) per share was $0.42.
•	Net income attributable to common stockholders was $68.4 million as compared to $236.7 million in the prior year period. The decrease was primarily due to lower gains on the sale of real estate.
•	Year-over-year same-store (“SS”) revenue, expense and net operating income (“NOI”) growth was 3.1 percent, 2.9 percent and 3.1 percent, respectively.
•	Developer Capital Program (“DCP”) transactions completed during the quarter included:
o	Purchased Steele Creek, a 218-home community located in Denver, CO for $141.5 million. The Company’s profit participation totaled $14.9 million, making its effective basis $126.6 million.
o	Sold Katella Grand I, a 399-home community located in Anaheim, CA, for $148.0 million.
•	Sold two wholly-owned communities, Vista Del Rey and Villas at Carlsbad, located in Southern California, for $69.0 million.
•

Subsequent to quarter end, entered into a contract to sell Pacific Shores, a 264-home community located in Orange County for $90.5 million, which is expected to close in the first quarter of 2018 subject to customary closing conditions.

•

Issued $300.0 million of 10-year unsecured debt at a 3.50 percent coupon and redeemed $300.0 million of 4.25 percent unsecured debt originally scheduled to mature in mid-2018, resulting in $3.4 million in prepayment costs.

•

Subsequent to quarter end, Thomas W. Toomey was named Chairman of the Company’s Board in addition to his responsibilities as President and Chief Executive Officer. James D. Klingbeil was appointed Lead Independent Director of the Board.

Full-Year 2017 Highlights:

•	Net income per share was $0.44, FFO per share was $1.83, FFO as Adjusted per share was $1.87, and AFFO per share was $1.72.
•	Net income attributable to common stockholders was $117.9 million as compared to $289.0 million in the prior year period. The decrease was primarily due to lower gains on the sale of real estate.
•	Year-over-year SS revenue, expense and NOI growth was 3.7 percent, 3.5 percent and 3.8 percent, respectively.
•	Increased the Company’s declared dividend per share to $1.24, or by 5.1 percent year-over-year.
•	Completed construction on two UDR/MetLife JV developments comprising 536 homes in total, located in the San Francisco Bay Area and Orange County.
•	Expanded the DCP through investments in five communities comprising 1,253 homes in total, located in Seattle, Washington, D.C., San Francisco, Portland, OR, and Nashville, TN.
•	Completed $477.3 million in acquisitions/dispositions within the DCP, by acquiring two assets valued at $228.0 million and disposing of two assets valued at $249.3 million.
•	Prepaid $575.3 million of higher-cost debt and issued $600.0 million of 10-year unsecured debt at a weighted average 3.50 percent coupon.
•	Established a $500.0 million unsecured U.S. commercial paper program.

	Q4 2017	Q4 2016	FY 2017	FY 2016
Net income per common share, diluted	$ 0.25	$ 0.88	$ 0.44	$ 1.08
Conversion from GAAP share count	(0.024)	(0.077)	(0.041)	(0.103)
Net gain on the sale of depreciable real estate owned	(0.209)	(0.799)	(0.260)	(0.870)
Depreciation and amortization	0.416	0.390	1.642	1.582
Noncontrolling interests and preferred dividends	0.024	0.078	0.050	0.106
FFO per common share and unit, diluted	$ 0.46	$ 0.47	$ 1.83	$ 1.80
Acquisition-related costs/(fees)	0.000	0.001	0.001	0.001
Cost/(benefit) associated with debt extinguishment, other	0.011	-	0.031	0.006
Long-term incentive plan transition costs	-	0.001	-	0.003
Net gain on the sale of non-depreciable real estate owned	-	-	(0.005)	(0.006)
Legal claims, net of tax	-	-	-	(0.002)
Net loss on sale of unconsolidated land	-	-	-	0.003
Severance costs and other restructuring expense	0.002	0.003	0.002	0.003
Tax benefit - conversion of TRS entities into REITs	-	(0.008)	-	(0.008)
Casualty-related charges/(recoveries), including JVs, net	0.002	(0.005)	0.012	(0.010)
FFO as Adjusted per common share and unit, diluted	$ 0.48	$ 0.46	$ 1.87	$ 1.79
Recurring capital expenditures	(0.054)	(0.054)	(0.155)	(0.160)
AFFO per common share and unit, diluted	$ 0.42	$ 0.40	$ 1.72	$ 1.63

A reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net income attributable to common stockholders can be found on Attachment 2 of the Company’s fourth quarter Supplemental Financial Information.

Operations

In the fourth quarter, total revenue increased by $9.9 million or 4.1 percent, to $252.9 million. This increase was primarily attributable to growth in revenue from same-store communities and stabilized, non-mature communities.

In the fourth quarter, same-store NOI increased 3.1 percent year-over-year and was driven by same-store revenue growth of 3.1 percent and a 2.9 percent increase in same-store expenses. Weighted average same-store physical occupancy was flat year-over-year at 96.8 percent. The fourth quarter annualized rate of turnover was 41.2 percent, representing a 40 basis point decline year-over-year.

Summary of Same-Store Results Fourth Quarter 2017 versus Fourth Quarter 2016

		Expense		% of		Number of
	Revenue	Growth/	NOI	Same-Store	Same-Store	Same-Store
Region	Growth	(Decline)	Growth	Portfolio(1)	Occupancy(2)	Homes(3)

West	4.2%	(0.2)%	5.6%	40.4%	96.3%	11,743
Mid-Atlantic	1.8%	3.5%	1.1%	25.5%	97.3%	10,480
Northeast	2.1%	6.7%	0.1%	16.8%	97.1%	3,493
Southeast	3.7%	3.9%	3.5%	13.0%	96.7%	7,683
Southwest	3.4%	3.3%	3.4%	4.3%	96.6%	2,923
Total	3.1%	2.9%	3.1%	100.0%	96.8%	36,322

(1)Based on Q4 2017 NOI.

(2)Weighted average same-store physical occupancy for the quarter.

(3)During the fourth quarter, 36,322 apartment homes were classified as same-store. The Company defines QTD SS Communities as those communities stabilized for five full consecutive quarters. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, were not in process of any substantial redevelopment activities, and not held for disposition.

Sequential same-store NOI increased by 1.4 percent in the fourth quarter of 2017 on same-store revenue growth of 0.1 percent and a 3.1 percent decrease in same-store expenses. Weighted average same-store physical occupancy increased by 10 basis points sequentially to 96.8 percent.

For the twelve months ended December 31, 2017, total revenue increased by $35.9 million or 3.7 percent, to $995.8 million. This increase was primarily attributable to growth in revenue from same-store communities and stabilized, non-mature communities.

For the twelve months ended December 31, 2017, same-store NOI increased 3.8 percent year-over-year and was driven by same-store revenue growth of 3.7 percent and a 3.5 percent increase in same-store expenses. Weighted average same‑store physical occupancy was 96.8 percent as compared to 96.6 percent in the prior year. The full-year rate of turnover was 49.8 percent, representing a 110 basis point decline year-over-year.

Summary of Same-Store Results Full-Year 2017 versus Full-Year 2016

				% of		Number of
	Revenue	Expense	NOI	Same-Store	Same-Store	Same-Store
Region	Growth	Growth	Growth	Portfolio(1)	Occupancy(2)	Homes(3)

West	4.4%	3.5%	4.7%	40.9%	96.4%	11,743
Mid-Atlantic	2.5%	0.1%	3.6%	24.0%	97.1%	9,629
Northeast	2.8%	8.9%	0.4%	17.5%	97.1%	3,493
Southeast	4.6%	2.2%	5.7%	13.3%	96.8%	7,683
Southwest	4.2%	5.5%	3.3%	4.3%	96.7%	2,923
Total	3.7%	3.5%	3.8%	100.0%	96.8%	35,471

(1) Based on YTD 2017 NOI.

(2)Weighted average same-store physical occupancy for YTD 2017.

(3)During the twelve months, 35,471 apartment homes were classified as same-store. The Company defines YTD SS Communities as those communities stabilized for two full consecutive calendar years. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, were not in process of any substantial redevelopment activities, and not held for disposition.

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Development and Redevelopment Activity

At the end of the fourth quarter, the Company’s development pipeline totaled $864.5 million at its pro-rata ownership interest, consisting of a $54.0 million completed, non-stabilized project and $810.5 million of under-construction development projects, of which $664.6 million had been funded, leaving $145.9 million to be funded. Of the $810.5 million of under-construction development projects, $379.5 million commenced leasing in 2017 and $431.0 million is scheduled to commence leasing in 2018. The development pipeline is currently expected to produce a weighted average spread between stabilized yields and current market cap rates of 150 to 200 basis points.

During the quarter, the Company completed the redevelopment of Thirty377, a 305-home community in Dallas. The total cost of the redevelopment was $9.5 million.

Developer Capital Program

At the end of the fourth quarter, the Company’s DCP investment, including accrued return, totaled $158.9 million. Activity during the quarter consisted of:

•

As previously announced, the Company purchased Steele Creek, a 218-home community located in Denver, CO, for $141.5 million. The Company’s profit participation in the transaction totaled $14.9 million, making its effective basis $126.6 million. See the Company’s third quarter 2017 earnings press release for further information.

•

As previously announced, the West Coast Development Joint Venture (“WCDJV”) sold Katella Grand I, a 399-home community located in Anaheim, CA for $148.0 million. See the Company’s third quarter 2017 earnings press release for further information.

•	The Company’s investment balance in DCP-Other projects increased by $16.8 million. At quarter end, the Company’s investment balance totaled $55.9 million in DCP-Other projects.

Wholly-Owned Transactional Activity

During the quarter, the Company sold two communities, Vista Del Rey and Villas at Carlsbad, comprising 218 homes in total, located in Southern California, for $69.0 million or $316,500 per home. At the time of the sale, the communities had a weighted average monthly revenue per occupied home of $1,986 and were 50 years old on average.

Subsequent to quarter end, the Company entered into a  contract to sell Pacific Shores, a 264-home community, located in Orange County, for $90.5 million, or $342,800 per home. The transaction is expected to close in the first quarter of 2018 subject to customary closing conditions. At the end of the fourth quarter, the community had an average monthly revenue per occupied home of $2,053 and was 47 years old.

Capital Markets and Balance Sheet

As previously announced, during the fourth quarter, the Company issued $300.0 million of 10-year unsecured debt at a 3.50 percent coupon. Proceeds were used to redeem all $300.0 million of the Company’s outstanding 4.25 percent senior unsecured notes scheduled to mature on June 1, 2018, and for general corporate purposes. The Company incurred prepayment costs totaling $3.4 million.

At December 31, 2017, the Company had approximately $855.3 million in availability, through a combination of cash and undrawn capacity, on its credit facilities.

The Company’s total indebtedness at December 31, 2017 was $3.7 billion. The Company ended the quarter with fixed-rate debt representing 87.0 percent of its total debt, a total blended interest rate of 3.7 percent and a weighted average maturity of 5.3 years. The Company’s leverage was 33.2 percent versus 32.1 percent a year ago, its net‑debt-to-EBITDA was 5.3x versus 5.1x a year ago and its fixed charge coverage ratio was flat year-over year at 4.8x.

Board of Directors

Subsequent to quarter end, the Company’s Board of Directors appointed Thomas W. Toomey to the position of Chairman of the Board, effective January 1, 2018, in addition to his current responsibilities as the Company’s President and Chief Executive Officer.  James D. Klingbeil, who had served as Chairman since 2010, was named Lead Independent Director of the Board.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the fourth quarter of 2017 in the amount of $0.31 per share. The dividend was paid in cash on January 31, 2018 to UDR common stockholders of record as of January 10, 2018. The fourth quarter 2017 dividend represented the 181st consecutive quarterly dividend paid by the Company on its common stock.

In conjunction with this release, the Company has declared a 2018 annualized dividend per share of $1.29, a 4.0 percent increase over 2017.

Outlook

For the first quarter of 2018, the Company has established the following earnings guidance ranges:

Net income per share	$0.06 to $0.08

FFO per share	$0.46 to $0.48

FFO as Adjusted per share	$0.46 to $0.48

AFFO per share	$0.44 to $0.46

For the full-year 2018, the Company has established the following earnings guidance ranges:

Net income per share	$0.26 to $0.30

FFO per share	$1.91 to $1.95

FFO as Adjusted per share	$1.91 to $1.95

AFFO per share	$1.76 to $1.80

Full-Year 2017 FFO as Adjusted per share as compared to full-year 2018 guidance at the midpoint:

The difference between the Company’s full-year 2017 FFO as Adjusted of $1.87 per share and the $1.93 midpoint of its full-year 2018 FFO as Adjusted guidance range is primarily due to:

•	A positive impact of approximately $0.07 from same-store, joint venture and commercial operations;
•	A negative impact of approximately $0.01 from higher LIBOR and other non-core items;
•	A neutral impact from development and Developer Capital Program investments after accounting for costs to fund; and
•	Flat general and administrative expense year-over-year.

For the full-year 2018, the Company has established the following same-store growth guidance ranges:

Revenue	2.50% to 3.50%

Expense	2.50% to 3.50%

Net operating income	2.50% to 3.50%

Additional assumptions for the Company’s first quarter and full-year 2018 guidance can be found on Attachment 15 of the Company’s fourth quarter Supplemental Financial Information. A reconciliation of FFO per share, FFO as Adjusted per share and AFFO per share to GAAP Net income per share can be found on Attachment 16(D) of the Company’s fourth quarter Supplemental Financial Information. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 16(A) through 16(D), “Definitions and Reconciliations,” of the Company’s fourth quarter Supplemental Financial Information.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on February 7, 2018 to discuss fourth quarter and full-year results, recent events, 2018 guidance and management’s views on the economy and the apartment industry. The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-705-6003 for domestic and 201-493-6725 for international. A passcode is not necessary.

A replay of the conference call will be available through March 7, 2018, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13675009, when prompted for the passcode.

A replay of the call will be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet -- The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at ir.udr.com.

Mail -- For those without Internet access, the fourth quarter 2017 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning the joint ventures with third parties, expectations that technology will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2017, UDR owned or had an ownership position in 49,728 apartment homes including 2,444 homes under development or in its Developer Capital Program – West Coast Development JV. For over 46 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.